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Corporate Affairs Group, 130 Liberty Street, New York
Mailing Address: P.O. Box 318, Church Street Station,
New York, N.Y. 10008-0318

Bankers Trust New York Corporation
News Release
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For Release: WOLFENSOHN MERGER WITH BANKERS TRUST COMPLETED


     New York, August 1, 1996 -- The merger of Wolfensohn & Co.,
Inc. with Bankers Trust was completed today, creating the BT
Wolfensohn Merger, Acquisition and Corporate Advisory Group within
Bankers Trust.

     "We are delighted to announce the successful completion of this merger, and to welcome the Wolfensohn partners, associates and staff to Bankers Trust," said Frank Newman, chairman and chief executive officer of Bankers Trust. "We are especially pleased to be able to offer to our clients access to the skills of a premier advisory firm, whose professionals have earned worldwide respect for their ability to provide top quality, objective advice to clients," Mr. Newman added.

     "The merger is official today, but we have been working over the past two months to establish close working relationships between the two organizations," said Ray Golden, former president of Wolfensohn and now chairman of BT Wolfensohn. "Over that time, my colleagues at Wolfensohn and our new partners at Bankers Trust have become increasingly enthusiastic about the opportunities ahead and are united in our commitment to excellence in the service of our clients."

     Paul Volcker, former chairman of Wolfensohn, will join the Board of Directors of Bankers Trust Company and its parent, Bankers Trust New York Corporation, and will serve as a consultant to the chairman and other senior executives of Bankers Trust.

     Jeffrey Goldstein and Glen Lewy, former vice chairmen of Wolfensohn, are now vice chairmen of BT Wolfensohn. With Mr. Golden, they have been appointed to Bankers Trust's Management Committee. The six other partners of Wolfensohn have joined Bankers Trust as managing directors and members of the Partner Group. In addition, five of Wolfensohn's senior associates have joined Bankers Trust as managing directors.

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     BT Wolfensohn begins operations as a global leader in the
merger, acquisition and corporate advisory business. Based on assignments completed in 1995, the combination of Wolfensohn's and Bankers Trust's global mergers and acquisitions business would have ranked seventh among M&A advisory firms.

     With the merger, Wolfensohn & Co., Inc. becomes part of BT
Securities Corporation, the securities subsidiary of Bankers Trust New York Corporation.

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For more information, contact Doug Kidd, at 212-250-7225.